                                  Schedule 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                      [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
                                                  Commission  Only (as permitted
                                                  by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                             BF Enterprises, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

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(2)     Aggregate number of securities to which transaction applies:

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(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)     Proposed maximum aggregate value of transaction:

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(5)     Total fee paid:

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[ ]     Fee paid previously with preliminary materials:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

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(2)     Form, Schedule or Registration Statement No.:

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(3)     Filing Party:

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(4)     Date Filed:

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

                              BF ENTERPRISES, INC.
                                ---------------

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
                                ---------------

TIME:
     Tuesday, May 14, 2002
     9:30 a.m. (Eastern Daylight Time)

PLACE:
     Hyatt Regency Westshore Hotel
     6200 Courtney Campbell Causeway
     Tampa, Florida 33607

PURPOSE:

     - To elect five directors to hold office until the next annual meeting of stockholders or until their successors are elected. The present Board of Directors intends to nominate the following individuals for election as directors: Brian P. Burns, Daniel S. Mason, Ralph T. McElvenny, Jr., Charles E.F. Millard and Paul Woodberry.

     - To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE:

          Only stockholders of record at the close of business on March 29, 2002 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CAROL L. YOUNG
                                          CAROL L. YOUNG, Secretary

San Francisco, California

This notice of meeting and proxy statement and accompanying proxy card are being distributed beginning on or about April 12, 2002.

                                -- IMPORTANT --

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                              BF ENTERPRISES, INC.

                                PROXY STATEMENT

                           2001 FINANCIAL INFORMATION
                             ATTACHED AS APPENDIX A

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the "Board") of BF Enterprises, Inc., a Delaware corporation (the "Company"), the principal executive offices of which are located at 100 Bush Street, Suite 1250, San Francisco, California 94104. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company's stockholders is April 12, 2002. The proxy is solicited for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 9:30 a.m. on Tuesday, May 14, 2002, at the Hyatt Regency Westshore Hotel, Tampa, Florida.

     Only holders of record of the Company's $.10 par value common stock ("Common Stock") on March 29, 2002 will be entitled to vote at the Meeting and any adjournment or postponement of the Meeting. At the close of business on March 29, 2002, there were 3,604,139 shares of Common Stock outstanding. Each stockholder will be entitled to one vote per share of Common Stock held on each proposal considered at the Meeting. A majority of the outstanding shares of Common Stock will constitute a quorum at the Meeting. Shares of Common Stock held by persons who abstain from voting and broker "non-votes" will be counted in determining whether a quorum is present at the Meeting.

     A stockholder submitting a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person.

     The cost of soliciting proxies will be borne by the Company. Solicitations may be made by directors, officers or employees of the Company by telephone or personal interview, as well as by mail. Solicitation by such persons will be made on a part-time basis, and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

     The Company meets the definition of a small business issuer under regulations promulgated by the Securities and Exchange Commission (the "SEC").

                                  PROPOSAL ONE

                      NOMINATION AND ELECTION OF DIRECTORS

NOMINEES OF THE PRESENT BOARD OF DIRECTORS

     The full Board of Directors, consisting of five directors, will be elected at the Meeting to hold office until the next annual meeting or until the directors' successors are elected. It is intended that the proxies will be voted for the election of the five nominees named below. All five of the nominees are presently directors of the Company. The present term of office of all directors will expire upon election of directors at the Meeting.

     The proxies cannot be voted for more than five persons. Should any nominee become unavailable to serve as a director for any reason, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board. The Board does not expect any nominee to become unavailable. The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is necessary to elect each nominee. Proxies solicited by the Board will be voted "FOR" the election of the five nominees named below unless stockholders specify in their proxies to the contrary. Shares of Common Stock held by persons who abstain from voting and broker non-votes will not be voted for or against any of the nominees. Shares held by persons abstaining will be counted in determining whether a quorum is present for the purpose of voting for the election of directors, but broker non-votes will not be counted for this purpose.

     The following table lists the name and age of each person nominated by the Board for election as a director and all positions and offices with the Company held by the nominee.

             NAME               AGE        POSITION WITH THE COMPANY IN ADDITION TO DIRECTOR
             ----               ---        -------------------------------------------------
Brian P. Burns................  65    Chairman of the Board, President and Chief Executive Officer
Daniel S. Mason...............  53
Ralph T. McElvenny, Jr. ......  60
Charles E.F. Millard..........  68
Paul Woodberry................  74    Executive Vice President and Chief Financial Officer

     Messrs. Burns and Woodberry were first elected to office in May 1987. Messrs. McElvenny and Millard have served as directors of the Company since June 1987. Mr. Mason was elected a director on October 16, 1996.

     Mr. Burns has been Chairman of the Board of Directors and Chief Executive Officer of the Company since May 1987, and President since March 1988. He is a director and member of the Finance Committee of Kendall-Jackson Winery. Mr. Burns also is a director of Joseph P. Kennedy Enterprises, Inc. of New York City.

     Mr. Mason was the managing partner of the San Francisco law firm of Furth, Fahrner & Mason for more than the past five years preceding May 15, 2000. Since May 16, 2000, Mr. Mason has been the managing partner of the San Francisco offices of the law firm Zelle, Hofmann, Voelbel, Mason & Gette LLP.

     Mr. McElvenny has been Chairman of the Board of Directors and Chief Executive Officer of Golden Oil Company ("Golden"), a natural resources exploration and production company with principal offices in Houston and Tulsa, and predecessor companies for more than the past five years. He also served as Chief Executive Officer of Cobb Resources Corporation ("Cobb"), an oil and gas exploration and production company in which Golden is a substantial shareholder, from October 1990 until March 1992, when Cobb shareholders approved the sale of Cobb's oil and gas assets to Golden. For more than the past five years Mr. McElvenny also has been Chairman of the Board of Directors and Chief Executive Officer of USR Industries, Inc., a diversified holding company based in Houston.

     Mr. Millard has been managing partner of Millard/O'Reilly Enterprises, a Fairfield, Connecticut firm engaged in real estate, investments and consulting for more than the past five years. Mr. Millard also is President of Sanctuary Ventures, Ltd., a private real estate and investment firm.

     Mr. Woodberry has been Executive Vice President and Chief Financial Officer of the Company since May 1987, and served as Treasurer of the Company from May 1987 to May 1992. For more than the past five years, he has been a consultant to Alleghany Corporation, an asset management company based in New York, and certain of its subsidiaries, and has devoted a majority of his time to such activities. He is a director of certain subsidiaries of Alleghany Corporation, including World Minerals, Inc. and Alleghany Properties, Inc.

THE BOARD AND COMMITTEES

     The Board of Directors has standing Audit, Compensation and Executive Committees. The Board currently has no standing nominating committee.

     The Audit Committee, currently composed of Messrs. McElvenny (Chairman), Millard, and Mason, all of whom are independent in accordance with the applicable rules of the NASD, met three times during 2001. In addition, Mr. Burns, as Chairman of the Board, and members of the Audit Committee met from time to time with the Company's internal finance and accounting staff and with representatives of Arthur Andersen LLP, the Company's independent auditors. The function of the Audit Committee is to recommend to the full Board of Directors the firm to be retained by the Company as its independent auditors, to consult with the auditors with regard to the scope of audit practices and the plan of audit, the results of the audit and the audit report, to review the financial statements and earnings release for each calendar quarter, to confer with the auditors with regard to the adequacy of internal accounting controls and to consider the impact that other services provided by the independent auditing firm might have on said firm's independence.

     The Compensation Committee, currently composed of Messrs. Millard (Chairman) and McElvenny, met once during 2001. In addition, Mr. Millard, as Chairman, met from time to time with the Chairman of the Board to review and consider various compensation matters. The function of the Compensation Committee is to recommend to the full Board of Directors compensation arrangements for the Company's senior management and the adoption of any compensation plans in which officers and directors are eligible to participate, and to review and advise the full Board of Directors with respect to trends in management compensation.

     The Executive Committee, currently composed of Messrs. Burns (Chairman), McElvenny and Millard, did not meet during 2001. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

     The Board met four times during 2001. Each director attended at least 75% of the meetings of the Board and committees of the Board on which he served.

REPORT OF THE AUDIT COMMITTEE

     The Committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

     The Committee has discussed with its independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

                                          AUDIT COMMITTEE

                                          Ralph T. McElvenny, Jr., Chairman
                                          Charles E.F. Millard
                                          Daniel S. Mason

EXECUTIVE OFFICERS

     The executive officers of the Company are:

                NAME                   AGE                        OFFICE
                ----                   ---                        ------
Brian P. Burns.......................  65    Chairman of the Board, President and Chief
                                             Executive Officer
Paul Woodberry.......................  74    Executive Vice President and Chief Financial
                                             Officer
Stuart B. Aronoff....................  69    Senior Vice President -- Operations and
                                             Assistant Secretary
S. Douglas Post......................  61    Vice President and Treasurer

     Mr. Aronoff has been Senior Vice President -- Operations and Assistant Secretary of the Company since May 1987.

     Mr. Post has been Vice President of the Company since July 1991, Treasurer since March 1998 and Controller since May 1987.

     All of the executive officers serve at the pleasure of the Board of Directors, subject to the terms of employment agreements, if any, relating to certain of such officers; see "Compensation of Executive Officers and Directors -- Employment Agreement, Termination of Employment and Change in Control Arrangements" below.

                           BENEFICIAL STOCK OWNERSHIP

     The following table sets forth information, as of March 29, 2002, concerning beneficial ownership of Common Stock, the Company's only class of equity securities currently outstanding, by (i) the only persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock,
(ii) all directors, (iii) the Chief Executive Officer and (iv) all directors and executive officers as a group.

                                                                    SHARES OF         PERCENT OF
                          NAME OF                                 COMMON STOCK          COMMON
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED(1)     STOCK
                      ----------------                        ---------------------   ----------
Brian P. Burns..............................................        1,873,338(2)         50.5%(2)
  100 Bush Street
  San Francisco, CA 94104
Frederick P. Furth..........................................          690,000(3)         20.0%(3)
  201 Sansome Street
  San Francisco, CA 94104
Jeffrey T. and Karen T. Nebel...............................          200,000             5.8%
  2055 94th Ave., N.E.
  Bellevue, WA 98004
J. Stephen Schaub...........................................          187,845(4)          5.4%(4)
  9 S. Washington Street -- Suite 500
  Spokane, WA 99201
Thomas Nebel................................................          270,540(5)          7.8%(5)
  9502 Northeast 13th Street
  Clyde Hill, WA 98004
Daniel S. Mason.............................................           15,000(6)            *
Ralph T. McElvenny, Jr. ....................................           21,000(7)            *
Charles E.F. Millard........................................           24,000(7)            *
Paul Woodberry..............................................          212,088(8)          6.0%(8)
Stuart B. Aronoff...........................................          194,495(9)          5.5%(9)
All directors and executive officers as a group (7
  persons)(2)(6)(7)(8)(9)(10)...............................        2,440,421            60.9%

---------------
  *  Less than 1%

 (1) Named persons have sole voting and investment power, except as otherwise indicated.

 (2) Includes 262,000 shares subject to presently exercisable options. Also includes 678,200 shares owned by Frederick P. Furth, as to which Mr. Burns holds an irrevocable proxy until May 31, 2005 and as to which Mr. Burns disclaims beneficial ownership. Excludes all shares now or hereafter owned by Messrs. Paul Woodberry, Stuart Aronoff, Douglas Post and certain others as to which shares Mr. Burns has rights of first refusal with respect to future sales. An aggregate amount of at least 225,223 of the outstanding shares of Common Stock currently are subject to these rights.

 (3) Includes 11,800 shares owned by the Furth Foundation, a charitable foundation of which Mr. Furth is Chairman of the Board of Directors, as to which shares Mr. Furth has shared voting and dispositive powers. Mr. Furth has granted Mr. Burns an irrevocable proxy to vote all of his shares (excluding shares held by the Furth Foundation) during the period ending May 31, 2005.

 (4) Includes 181,004 shares as to which Mr. Schaub has sole voting and dispositive power and 6,841 shares as to which he has shared dispositive power but no voting power, and includes 6,841 shares as to which Mr. Schaub disclaims beneficial ownership.

 (5) Includes 50,478 shares as to which Mr. Nebel has shared voting and dispositive powers with his wife, and 220,062 shares as to which he has sole voting and dispositive powers.

 (6) Includes (i) 2,000 shares as to which Mr. Mason has shared voting and dispositive powers with his wife, and (ii) 13,000 shares subject to presently exercisable options.

 (7) Includes 19,000 shares subject to presently exercisable options.

 (8) Consists of (i) 108,088 shares owned by a trust of which Mr. Woodberry and his wife are co-trustees, in which capacities Mr. and Mrs. Woodberry share voting and investment power with respect to all such shares, and (ii) 104,000 shares subject to presently exercisable options.

 (9) Consists of (i) 119,795 shares owned by a trust of which Mr. Aronoff and his wife are co-trustees, in which capacities Mr. and Mrs. Aronoff share voting and investment power with respect to all such shares, (ii) 700 shares owned by Mr. Aronoff's wife as to which he disclaims beneficial ownership, and (iii) 74,000 shares subject to presently exercisable options.

(10) Includes 68,500 shares subject to presently exercisable options, in addition to those described in the foregoing footnotes, held by an executive officer.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the total compensation that the Company paid or accrued to its executive officers, Brian P. Burns, Stuart B. Aronoff, and S. Douglas Post during fiscal years 1999, 2000 and 2001. No other executive officer of the Company received salary and bonus in excess of $100,000 for services rendered in all capacities to the Company during 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION               ANNUAL COMPENSATION
                                            -----------------------------   ---------------------------------
                                                                                    AWARDS            PAYOUTS
                                                                            -----------------------   -------
                                                                   OTHER                 SECURITIES               ALL
                                                                  ANNUAL    RESTRICTED   UNDERLYING              OTHER
                                                                  COMPEN-     STOCK       OPTIONS/     LTIP     COMPEN-
        NAME AND PRINCIPAL                   SALARY     BONUS     SATION      AWARDS        SARs      PAYOUTS   SATION
             POSITION                YEAR     ($)       ($)(1)      ($)        ($)          (#)         ($)     ($)(2)
        ------------------           ----   --------   --------   -------   ----------   ----------   -------   -------
Brian P. Burns.....................  2001   $295,000   $100,000      --          --            --        --     $17,000
 Chairman of the Board,              2000    295,000         --      --          --            --        --      17,000
 President and Chief Executive       1999    275,000     95,000      --          --        24,000        --      16,000
 Officer
Stuart B. Aronoff..................  2001    110,000     25,000      --          --                              11,000
 Senior Vice President --            2000    110,000         --      --          --            --        --      11,000
 Operations                          1999    100,000     35,000      --          --         6,500        --      10,000
S. Douglas Post....................  2001    110,000     35,000      --          --            --        --      11,000
 Vice President and                  2000    110,000         --      --          --            --        --      11,000
 Treasurer                           1999     95,000     35,000      --          --         6,500        --       9,500

---------------
(1) Amounts accrued in the year indicated and paid in the following year.

(2) Amounts accrued in 2001, 2000 and 1999 on behalf of Messrs. Burns, Aronoff, and Post as fully vested contributions to the Company's Profit Sharing Plan, a defined contribution plan.

OPTION GRANTS DURING 2001

     No options were granted to any of the Company's executive officers, during the fiscal year ended December 31, 2001.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING                  VALUE OF UNEXERCISED
                                                          UNEXERCISED                      IN-THE-MONEY
                         SHARES                           OPTIONS/SARs                     OPTIONS/SARs
                        ACQUIRED                     AT FISCAL YEAR-END(#)            AT FISCAL YEAR-END($)
                           ON         VALUE      ------------------------------   ------------------------------
        NAME            EXERCISE     REALIZED    EXERCISABLE      UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
        ----           -----------   --------    ------------     -------------   ------------     -------------
Brian P. Burns.......    144,000     $756,000      262,000                0         $819,500               0
Stuart B. Aronoff....     36,000      198,000       74,000                0          251,312               0
S. Douglas Post......     20,000      110,000       68,500                0          219,000               0

     In 2001, the Company's Board adopted a stock option loan program whereby employees, executive officers, and directors of the Company may borrow, in connection with the exercise of stock options of the Company, an amount equal to the cost of the option exercise plus any withholding taxes resulting from the exercise of such stock option (less the par value of the Common Stock being acquired) ("Option Loan Program"). All loans provided under the Option Loan Program will be evidenced by full-recourse promissory notes that are secured by the shares issued in connection with the option exercises. The principal amount of the notes will bear interest at the Applicable Federal Rates in effect at the time the notes are issued. Interest on the notes is due annually on the anniversary date of each note and principal of the notes and accrued but unpaid interest is due upon the earlier of (1) the fifth anniversary of the issuance of each note; or (2) the sale of the shares purchased in connection with the exercise of options. During 2001, each of the following named executive officers participated in the Option Loan Program, and the highest aggregate indebtedness to the Company for each participant was as follows: Mr. Burns -- $673,259; Mr. Aronoff -- $91,975 and Mr. Post -- $88,001.

EMPLOYMENT AGREEMENT, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     Brian P. Burns, Chairman of the Board, President, and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2004 ("Term"), pursuant to which Mr. Burns is to receive an annual salary of $295,000, effective January 1, 2000. Under this employment agreement, Mr. Burns also is eligible to receive an annual cash bonus not exceeding his base salary. The amount of any bonus is determined by the Board of Directors in its discretion based on Mr. Burns' performance during the applicable year. In the event Mr. Burns employment is terminated involuntarily other than for cause, or voluntarily in his absolute sole discretion within 180 days following a change in control (as defined in the employment agreement) of the Company, Mr. Burns will be paid the sum of (1) all accrued base salary, bonus compensation, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Mr. Burns is a participant to the full extent of his rights under such plans, accrued vacation pay, and any appropriate business expenses incurred by him, all to the date of termination, and (2)(i) a lump sum amount equal to Mr. Burns' base salary (at the rate payable at the date of termination) through the remaining term of the employment agreement, plus
(ii) an amount equal to his base salary (at the rate payable at the date of termination) in lieu of a bonus; provided, however, in no event shall such aggregate under clause (2) above be less than two times his base salary. In the event of disability, Mr. Burns will also be entitled to receive 75% of the base salary remaining on his employment contract, minus amounts received from long-term disability insurance provided by the Company and, in the event of death, the Company will continue to pay Mr. Burns' estate or assignee, as applicable, 100% of the base salary through the Term of his employment agreement. Mr. Burns will also be eligible to receive certain other benefits.

COMPENSATION OF DIRECTORS

     Each director of the Company who is not also an employee of the Company receives an annual fee of $10,000 for services as a director and $750 for each board meeting attended. Outside directors also receive annual fees of $2,500 as chairman and $1,500 as a member of the Executive, Audit and Compensation Committees. Directors receive reimbursement for travel and other expenses directly related to activities as directors, and outside directors receive an additional $500 for each board meeting they attend which is held more than three hours' air travel from their residences. In addition, in 2001 the Company expanded the eligibility of its Supplemental Medical/Dental Plan, which provides for the reimbursement of certain medical and dental expenses up to an annual current maximum of $25,000, to include non-employee directors of the Company.

     The Company's 1994 Stock Option Plan for Outside Directors (the "Outside Directors' Plan"), which was approved by the Company's stockholders on May 5, 1994, provides for the periodic, automatic granting of non-qualified stock options to non-employee directors of the Company (currently Messrs. Mason, McElvenny and Millard) on the date each person is elected or appointed a director (or, for Messrs. McElvenny and Millard, on May 5, 1994) and thereafter on the date of each annual meeting of stockholders at which he or she, having served at least one year as a non-employee director, is re-elected a director. The initial grant is a non-qualified option for the purchase of 5,000 shares of Common Stock.

     At each subsequent annual meeting of stockholders, an eligible non-employee director will receive a non-qualified option for the purchase of 2,000 shares of Common Stock. All options granted under the Outside Directors' Plan have an exercise price equal to the fair value of Common Stock on the grant date, and have a term of ten years and one day. All options granted prior to May 27, 1997 under the Outside Directors' Plan, vested at the rate of 25% per year for each of the first four years, except that upon the death, disability or retirement of a non-employee director, or upon a director's failure to win reelection after nomination at the recommendation of the Board of Directors, or upon a change of control (as defined in the Outside Directors' Plan), all options vest automatically and immediately. All options granted under the Outside Directors' Plan on or after May 27, 1998 vest in full immediately upon the grant of the option. All options held by a director terminate on the date that such individual ceases to be a director, provided that all options vested and exercisable on that date may be exercised for a period of up to one year following termination or, in the case of termination by reason of death, disability, retirement or failure to win reelection, as described above, for a period of three years. A total of 100,000 shares of Common Stock has been authorized for issuance under the Outside Directors' Plan. Messrs. McElvenny, Millard, and Mason were each granted an option for the purchase of 2,000 shares of Common Stock, pursuant to the Outside Directors' Plan, on May 2, 2001 (the date of the year 2001 Annual Meeting of Stockholders), with an exercise price of $8.25 per share, the fair market value of a share of Common Stock on that date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has retained the law firm of Zelle, Hofmann, Voelbel, Mason & Gette LLP ("Zelle"), of which Mr. Mason is a managing partner, to represent the Company with reference to certain matters during 2000 and 2001, and has retained the law firm of Furth, Fahrner & Mason, of which Mr. Mason was the managing partner, with reference to certain matters during 1999. Aggregate fees for legal services rendered to the Company by Zelle in 2001 were $77,932. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS -- Option Grants during 2001" for description of certain other related party transactions.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee is in the process of selecting an independent auditor for the Company for the year ending December 31, 2002. This process was not complete as of the mailing of this Proxy Statement. Once the Audit Committee completes its review, it will recommend to the Company's Board of Directors the selection of an independent auditor for the Company for year 2002. The Company's current auditing firm, Arthur Andersen LLP, has served as the Company's independent auditors since 1987. A representative of that firm will be present at the Meeting with the opportunity to make a statement if he desires to do so and such representative will also be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees for professional services rendered by Arthur Andersen in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-QSB in 2001 was $48,205.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no professional services rendered by Arthur Andersen in 2001 relating to financial information systems design and implementation.

ALL OTHER FEES

     The aggregate fees for all other services rendered by Arthur Andersen in 2001, such as federal and state income tax return preparation and filing, tax planning and compliance and preparation of the annual report for the Company's Profit Sharing Plan, was $77,600.

                              ANNUAL REPORT TO SEC

     STOCKHOLDERS WHO WISH TO OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S FORM 10-KSB REPORT FOR THE YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, SHOULD ADDRESS A WRITTEN REQUEST TO:
SECRETARY, BF ENTERPRISES, INC., 100 BUSH STREET, SUITE 1250, SAN FRANCISCO, CA 94104. EXHIBITS TO THAT REPORT ARE AVAILABLE UPON WRITTEN REQUEST AND PAYMENT OF A REASONABLE FEE EQUAL TO THE COMPANY'S COSTS OF COPYING AND MAILING SUCH EXHIBITS.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation at the year 2003 Annual Meeting of Stockholders, a stockholder proposal must be received at the offices of the Company not later than December 13, 2002. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised from the floor during next year's annual meeting, written notice must be received at the offices of the Company by no later than 30 days in advance of the date of that meeting as set forth in the notice sent to stockholders (unless the meeting is held on May 1 or earlier, then such notice must be given by the stockholder to the Company within 10 days of the first public disclosure of the date of the annual meeting), and contain such information as is required under the Company's Bylaws.

                                 OTHER MATTERS

     The proxy holders are authorized to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment or postponement of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CAROL L. YOUNG
                                          CAROL L. YOUNG, Secretary

San Francisco, California
April 12, 2002

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

                              BF ENTERPRISES, INC.

                                   APPENDIX A
                               TO PROXY STATEMENT

                           2001 FINANCIAL INFORMATION

                                     INDEX

                                                              PAGE
                                                              ----
Chairman's Letter to the Shareholders.......................   A-2
Market for Registrant's Common Equity and Related
  Stockholder Matters.......................................   A-5
Selected Financial Data.....................................   A-6
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   A-7
Report of Independent Public Accountants....................  A-11
     Consolidated Balance Sheets............................  A-12
     Consolidated Statements of Income......................  A-13
     Consolidated Statements of Stockholders Equity.........  A-14
     Consolidated Statements of Cash Flows..................  A-15
     Notes to Consolidated Financial Statements.............  A-16
Schedule III -- Real Estate and Accumulated Depreciation at
  December 31, 2001.........................................  A-27
Corporate Directory.........................................  A-28

Dear Shareholders:

     Calendar year 2001 was an important and successful year for your Company. Not only did the Company record 447 lot sales at Meadow Pointe -- the second largest total in the history of the development -- but, in addition, in June 2001, the Company successfully sold its principal 40-acre undeveloped commercial site at Meadow Pointe.

     For the year 2001, the Company reported net income of $1,839,000 or $.48 per diluted share on total revenues of $8,983,000. By contrast, in 2000, the Company reported net income of $1,722,000 or $.46 per diluted share on total revenues of $4,365,000.

     The net income figure for 2001 was reduced sharply by the following factors:

          (1) In 2001, a tax provision of $1,358,000 was provided, whereas in calendar year 2000 no such provisions were made because of benefits utilized from deferred tax assets.

          (2) Substantial downward adjustments in the Company's estimates of total revenues and costs to be derived by the Company over the life of the Meadow Pointe project were made in calendar year 2000 and 2001. In 2000, such adjustments resulted in aggregate reductions in estimated revenues and costs, which reduced pre-tax income by $935,000 or $.25 cents per diluted share. However, in the year 2001, such downward adjustments in estimated revenues and costs had the effect of reducing pre-tax income by $1,806,000 or $.27 cents per diluted share on an after tax basis. (See Note B of Notes to Consolidated Financial Statements)

     Other significant events were as follows:

          (1) In addition to the 447 lots sold at Meadow Pointe, sales in 2001 include a gain before income taxes of $2,438,000 from the sale in June of our 40-acre undeveloped commercial tract at Meadow Pointe.

          (2) In mid-year, your Board of Directors, after due consideration, determined not to proceed further with its participation in the Meadow Pointe East project (formerly Wesley Chapel Lakes). While Meadow Pointe East has great potential, the project, as currently planned, will last for well in excess of 10 years. More importantly, the potential financial obligations and additional commitments requested of your Company created some uncertainty as to their amounts and the duration thereof -- certainly materially different than we had contemplated at the outset. Accordingly, the Company sold and transferred its investment in Meadow Pointe East LLC and the so called Krusen Douglas parcel in the 3rd quarter and reported a modest gain on the transaction.

          (3) A significant milestone was reached a few weeks ago when the Company redeemed the last debentures originally issued many years ago by the old IDS Realty Trust. Long-time shareholders will recall that at the time this Company was launched as an independent public entity, we faced the obligation to pay off and discharge almost $30,000,000 in face amount of those old IDS debentures.

          (4) With the sale of the 40-acre commercial parcel and the transfer of our interest in Meadow Pointe East, the Company's balance sheet has been substantially repositioned. At year-end, the Total Liabilities of the Company including deferred income taxes amounted to less than $1,500,000 and at December 31, 2001, the Company had cash and marketable securities in excess of $17,000,000.

          (5) At December 31, 2001, Total Stockholders Equity was $27,683,000, the highest level in the Company's history and an increase of almost 7% over last year.

OUTLOOK FOR 2002

     With the successful lot sales at Meadow Pointe in the past year, the project is beginning its winding down phase. As of February 28, 2002, our residential portion has sold a total of 3,037 lots. There remain to be sold 396 single-family lots, including townhouse lots, most of which already are under contract to builders, as well as 675 multi-family lots which could be utilized for townhouses or apartments.

COMMERCIAL ACREAGE

     With the sale of our 40-acre undeveloped commercial parcel now completed, there remains to be sold the following 3 commercial parcels:

          (1) An attractive 16-acre retail shopping center parcel at one of the County Road 581 entrances to Meadow Pointe. This parcel will receive greater attention now that the 581 Interchange at State Road 56 finally has opened and also when actual construction of State Road 56 to the East of State Road 581 commences.

          (2) A 7+ acre commercial parcel within Meadow Pointe at the Southeast Intersection of County Line Road and Mansfield Boulevard.

          (3) A 6+ acre commercial parcel within Meadow Pointe at the Southwest Intersection of County Line Road and Mansfield Boulevard.

Although all 3 remaining commercial parcels are being actively marketed, there are no sales contracts on any of these parcels as of the date of this letter.

Tempe, Arizona Facility

     Bank One, our tenant in this 228,000 square feet building on 16 acres, continued to make betterments to the property. In December 2000, our Tempe building was selected by AZ Business Magazine as the #1 Corporate Building of its kind in the State of Arizona. Shareholders will recall that the initial term of the lease with Bank One runs through February 2005 and provides the tenant with two additional five-year options at the then current market lease rate.

Nashville, Tennessee Land

     In 2001, substantial progress was made with the help of our attorneys to resolve certain complex issues relating to our ability to develop and sell this approximately 21-acre parcel located on Route I-24 in suburban Nashville, Tennessee. With most of the development issues successfully resolved, we are once again actively marketing this attractive parcel.

THE ECONOMY AND OTHER OPPORTUNITIES

     The year 2001 was an extraordinary year with the horrific events of September 11 striking a traumatic blow to the United States and our economy. From September 11 on, we have been operating in a strange and difficult world. In that troubled economy, homebuilding was a bright light during 2001 and your Company had a robust year. The current year also is marked by further uncertainty caused by the recent fall of several important companies of worldwide reputations. The matter of the reliability of the published financials of large public companies has become one of the critical issues impacting the required confidence by public investors in the credibility of the United States capital markets. Moreover, while an economic recovery may be underway, it is still quite fragile.

     Under the circumstances, your Company continues on a conservative course and believes that its strong balance sheet provides a solid foundation. In that regard, with the repositioning of our balance sheet, the Company has adjusted its emphasis and, from time to time, will review various acquisition opportunities. The Company's greatly improved liquidity and conservative balance sheet also provide the Company with greater exposure in the marketplace. We believe that the year 2002 could be especially interesting for the Company, but, as always, our constant objective will be to preserve and enhance stockholder value.

                    .......................................

     In concluding this message for the year 2001, we wish to acknowledge explicitly the efforts and contributions of our colleagues in the Company, and our valuable Board of Directors.

     Finally, we express our appreciation and gratitude to our shareholders for their continued support.

                                          Respectfully submitted,

                                          /s/ BRIAN P. BURNS
                                          Brian P. Burns
                                          Chairman

17 March 2002

                   MARKET FOR REGISTRANT'S COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS

     The Company's common stock trades on the Nasdaq National Market System tier of The Nasdaq Stock Market under the symbol "BFEN". On March 1, 2002, there were approximately 425 holders of record of the common stock.

     Following is a list by calendar quarter of the reported high and low closing bid quotations per share for the Company's common stock during 2001 and 2000, all of which quotations represent prices between dealers, do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

                                                              BID QUOTATIONS
                                                              ---------------
                                                               HIGH      LOW
                                                              ------    -----
2001
1st Quarter.................................................  $11.00    $7.75
2nd Quarter.................................................    8.25     7.75
3rd Quarter.................................................    9.25     7.75
4th Quarter.................................................    9.33     8.10

2000
1st Quarter.................................................  $ 8.38    $6.50
2nd Quarter.................................................    8.50     7.00
3rd Quarter.................................................    7.94     7.50
4th Quarter.................................................   10.00     7.50

     The source of the foregoing quotations was the National Quotation Bureau, Inc.

     No cash dividends were paid in 2001 or 2000, and the Board of Directors of the Company currently does not expect to declare cash dividends, in an effort to conserve the Company's cash resources for real estate development activities and other corporate purposes.

                            SELECTED FINANCIAL DATA

     Following is a table of selected financial data of the Company for the last five years:

                                                           YEAR ENDED DECEMBER 31,
                                                2001      2000      1999      1998      1997
                                               -------   -------   -------   -------   -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues.....................................  $ 8,983   $ 4,365   $ 6,332   $ 5,639   $ 5,606
Income before income taxes...................    3,197     1,722     3,183     2,859     2,980
Net income...................................    1,839     1,722     3,839     2,829     3,079
Net income per share:
  Basic......................................      .52       .50      1.09       .78       .83
  Diluted....................................      .48       .46      1.00       .70       .75
Average shares used in computing basic net
  income per share...........................    3,520     3,445     3,508     3,640     3,697
Average shares and equivalents used in
  computing diluted net income per share.....    3,813     3,776     3,852     4,039     4,078
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets...............................  $29,128   $26,636   $25,140   $23,918   $21,842
  Subordinated debentures, unmatured.........       --        --        --       719       719
  Stockholders' equity.......................   27,683    25,956    24,159    21,758    19,592
  Stockholders' equity per share
     (diluted)(1)............................     7.35      7.03      6.51      5.71      5.12

---------------
(1) Calculation of diluted stockholders' equity per share assumes exercise at the end of each year of all dilutive options outstanding at that time.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The Company and its representatives may from time to time make written or oral forward-looking statements with respect to long-term goals of the Company, including statements contained in the Company's filings with the Securities and Exchange Commission and in its reports to stockholders.

     The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which speak only as of the date made, involve risks and uncertainties, including, but not limited to, competition, general economic conditions, ability to manage and continue growth and other factors detailed in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

     The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Results of Operations for the Three Years Ended December 31, 2001

     During the years ended December 31, 2001, 2000 and 1999, the Company realized net income of $1,839,000, $1,722,000 and $3,839,000, respectively. Results for the years 2001, 2000 and 1999 included gains from sales of lots within Meadow Pointe of $740,000, $1,611,000 and $3,195,000, respectively, on sales to homebuilders of 447 lots in 2001, 353 lots in 2000 and 457 lots in 1999. Gains from Meadow Pointe property sales in 2001 also included gains, before income taxes, of $2,438,000 and $5,000, respectively, from the sale in June 2001 of an undeveloped commercial tract and from the sale in May 2001 of a model home. The Company received approximately $10,000,000, net of closing costs, from the sale of the commercial tract. In accordance with the Company's Management and Development Agreement with Devco II Corporation ("Devco"), the development manager at Meadow Pointe, proceeds from the sale in the amount of $5,213,000 have been reflected as revenue in 2001 on the Consolidated Statements of Income and the remainder has been applied to a development funding account which was associated with the tract and was included in "Real estate inventory held for current sale and land held for future development" on the Consolidated Balance Sheets.

     The Company's reported gains and losses from property sales at Meadow Pointe are based in part upon estimates of the total revenues and costs to be derived by the Company over the life of the project. The Company periodically reviews these estimates and makes cumulative adjustments to reflect any revised estimates. Cumulative adjustments resulting from changes in estimates of sales revenue, costs and related timing and other factors affecting the project budget, were made during each of the years 2001, 2000 and 1999. These adjustments, reflecting changes occurring during these periods, resulted in aggregate reductions in revenues and costs that reduced income before income taxes by $1,806,000 in 2001, and $935,000 in 2000 and increased income before income taxes by $127,000 in 1999. As a result of recording cumulative changes when identified, gross margins and related margin percentages, derived on a period to period basis, may not be directly comparable. Lot sales at Meadow Pointe are dependent upon, among other factors, the strength of the general economy in the Tampa area, residential mortgage interest rates, competitive residential developments serving the same group of home buyers and other factors related to the local Tampa real estate market.

     Real estate rental income in each of 2001, 2000 and 1999 included $1,815,000 of rental income from the Company's Tempe property (see Note F of Notes to Consolidated Financial Statements). The rental of model homes at Meadow Pointe accounted for $9,000 and $26,000 of real estate leasing income in 2000 and 1999, respectively. Depreciation and amortization expense during each of these three years was entirely attributable to the Tempe property.

     Interest and dividends from investments in the years 2001, 2000 and 1999 have varied with the amount of funds available for investment.

     Real estate operating expense in 2001 and 2000 increased to $115,000 and $83,000, respectively, from $40,000 in 1999, principally due to legal expenses related to the Company's disposition of its partnership interest in a limited liability company ("LLC"). The Company sold its interest in the LLC in September 2001 (see Note H of Consolidated Notes to Financial Statements).

     There was no interest expense in 2000 or 2001 due to the maturity of the Company's Floating Rate Subordinated Debentures on December 31, 1999. Interest expense for 1999 was $50,000.

     General and administrative expenses charged against income were $86,000 greater in 2001 than in 2000 and $75,000 lower in 2000 than in 1999. The higher expenses in 2001 and 1999 were primarily due to increases in compensation for executive officers.

     The Company provided for income taxes of $1,358,000 in 2001. No such provisions were made in 2000 or 1999 because of benefits realized from deferred tax assets which had been fully reserved in prior periods. Net income in 1999 included a $656,000 recovery of state income taxes from the California Franchise Tax Board (see Note I of Consolidated Notes to Financial Statements.)

Liquidity and Capital Resources

     At December 31, 2001, the Company held $17,626,000 in cash, cash equivalents and marketable securities as compared to $1,445,000 for all short-term and long-term liabilities. The Company's cash and cash equivalents increased by $10,862,000 during 2001 primarily as a result of the approximately $10,000,000 realized from the June 2001 sale of an undeveloped 40 acre commercial tract at Meadow Pointe. From time to time the Company purchases shares of its common stock, primarily in the open market (see Note L of Notes to Consolidated Financial Statements).

     In October 1999, the Company formed a new subsidiary, Meadow Pointe East, LLC ("MPE") to act as one of two general partners in a partnership to develop a 2,000 acre tract of land adjacent to Meadow Pointe, tentatively identified as Meadow Pointe East. In September 2001, the Company withdrew from the development of Meadow Pointe East by selling its interest in MPE to two Florida real estate development companies for $901,000, an amount equal to MPE's loan to the partnership, including accrued, but unrecorded, interest resulting in a gain of $15,000.

     The Company's business plan calls for certain expenditures during the next several years relating to the planned development of Meadow Pointe. During the period February 1992 through May 2000, two community development districts encompassing the Meadow Pointe project issued approximately $79,600,000 of capital improvement revenue bonds, including $4,660,000 in May 2000. The proceeds of such financing have been and are expected to be used to construct infrastructure improvements necessary for the development and sale of lots in Meadow Pointe. Neither district anticipates the need for any additional financing.

     The Company intends to pay for its future expenditures at Meadow Pointe and its other operating expenses with (i) cash generated from sales of property within Meadow Pointe and its other operations, and (ii) cash, cash equivalents and marketable securities on hand.

Qualitative and Quantitative Disclosures About Market Risk

     The Company holds certain cash equivalents and marketable securities for non-trading purposes which are sensitive to changes in market value. The Company does not believe that changes in the market value of these financial instruments will have a material impact, either favorable or unfavorable, on its financial position or results of operations. The Company has not in the past engaged in transactions requiring the use of derivative financial instruments either for hedging or speculative purposes, and has no plans to do so in the future.

Critical Accounting Policies

     The Company's critical accounting policies are as follows:

     - Real estate sales and related profit from land sales within the Meadow Pointe project are generally recognized using the full accrual method when title has passed to the buyer, collectibility is probable and other criteria for sale and profit recognition are satisfied in accordance with generally accepted accounting principles governing profit recognition for real estate transactions. The related cost of sales are calculated based on specific identification or relative sales value. Periodic changes in estimates to the project budget are made on a cumulative basis and are reflected as reductions in or additions to revenue and cost of sales.

      Changes in estimates arise due to the following:

      - the expected sales value of specific lots changes;

      - the number of available lots changes due to changes in the use of the land;

      - the timing of sales changes; this impacts the amount of community development district ("CDD") bond and general fund assessments paid by the Company. Assessments on CDD bonds with 20 year maturities and general fund assessments are transferred to the buyers upon sale of lots within each parcel of land;

      - changes in real estate property tax payments, development management fees and other related costs.

     It is the Company's policy to review and update its projections on the project on a regular basis. As a result, gross margins and related percentages, derived on a period to period basis, may not be directly comparable:

     - Real estate inventory held for current sale and land held for future development and real estate rental property are stated at the lower of cost or net realizable value. Net realizable value for financial reporting purposes is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the property may not be recoverable.

       Impairment of land held for future development is recognized when estimated expected future cash flows (undiscounted and without interest charges) are less than the carrying amount of the property. The estimation of expected future net cash flows is inherently uncertain and relies to a considerable extent on assumptions regarding current and future economic and market conditions and the availability of capital to fund development and construction activities.

       To the extent that an impairment has occurred, the excess of the carrying amount of a property over its estimated fair value, less estimated selling costs, will be charged to income. As of December 31, 2001, the Company's management believed that there was no impairment of the carrying value of the real estate inventory held for current sale and land held for future development and real estate rental property.

     - Deferred tax assets and liabilities are reflected at amounts at which realization of such amounts is more likely than not. Due to the uncertainty related to changes in tax rules and future profitability of the Company, some of the deferred tax assets may not be realizable. However, based on recent historical financial results and the expectation of positive financial results in future years, management believes that the deferred tax assets at December 31, 2001 will be realizable and the carrying amount of the deferred tax liabilities are appropriately stated.

Recent Accounting Pronouncements

     Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. SFAS No. 133 was originally effective for fiscal years beginning after June 15, 1999, with early adoption permitted. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement

No. 133 -- an amendment of FASB Statement No. 133" was issued which, among other things, deferred the final implementation to fiscal years beginning after June 15, 2000. SFAS No. 133 provides comprehensive guidelines for the recognition and measurement of derivatives and hedging activities and specifically requires all derivatives to be recorded on the balance sheet at fair value. Upon implementation, this pronouncement did not have a material effect on the Company's consolidated financial position, results of operations and financial statement presentation.

     In June 2001, the Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations initiated after June 30, 2001, use the purchase method of accounting. The pooling-of-interests method of accounting is prohibited except for transactions initiated before July 1, 2001. Upon implementation, this pronouncement did not have a material effect on the Company's consolidated financial position, results of operations and financial statement presentation.

     In June 2001, the FASB approved for issuance SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 142 became effective January 1, 2002, for the Company. Under SFAS No. 142, goodwill and intangible assets with indefinite lives will not be amortized but will be tested for impairment annually using a fair value approach, except under certain circumstances, and whenever there is an impairment indicator. Other intangible assets will continue to be valued and amortized over their estimated lives. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

     In June 2001, the FASB approved for issuance SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and that the associated asset retirement costs be capitalized as part of the carrying value of the related long-lived asset. SFAS No. 143 will be effective January 1, 2003 for the Company. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

     In August 2001, the FASB approved for issuance SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 broadens the presentation of discontinued operations to include more transactions and eliminates the need to accrue for future operating losses. Additionally, SFAS No. 144 prohibits the retroactive classification of assets as held for sale and requires revisions to the depreciable lives of long-lived assets to be abandoned. SFAS No. 144 became effective January 1, 2002 for the Company. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the
Board of Directors of BF Enterprises, Inc.:

     We have audited the accompanying consolidated balance sheets of BF Enterprises, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BF Enterprises, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying schedule listed in the index to the financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic consolidated financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

ARTHUR ANDERSEN LLP

-s- ARTHUR ANDERSEN LLP

San Francisco, California
February 18, 2002
(except with respect to the matter
discussed in Note N, as to which
the date is March 7, 2002)

                     BF ENTERPRISES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
ASSETS
  Cash and cash equivalents.................................  $14,890    $ 4,028
  Marketable securities, at market value....................    2,736      1,307
  Receivables...............................................      193        256
  Real estate rental property, net of depreciation..........    2,114      2,165
  Real estate inventory held for current sale and land held
     for future development.................................    8,431     16,843
  Lease contract receivable.................................      492        613
  Investment in partnership.................................       --        912
  Deferred tax assets.......................................       --        174
  Other assets..............................................      272        338
                                                              -------    -------
          TOTAL ASSETS......................................  $29,128    $26,636
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Payables and accrued liabilities..........................  $   711    $   680
  Deferred income taxes.....................................      734         --
                                                              -------    -------
  Total liabilities.........................................    1,445        680
Stockholders' Equity:
  Common stock, $.10 par value authorized -- 10,000,000
     shares issued and outstanding -- 3,624,639 and
     3,434,829 shares.......................................      362        343
  Capital surplus...........................................   15,010     14,256
  Retained earnings.........................................   12,776     10,937
  Other accumulated comprehensive income....................      445        420
  Notes receivable from employees...........................     (910)        --
                                                              -------    -------
       Total Stockholders' Equity...........................   27,683     25,956
                                                              -------    -------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $29,128    $26,636
                                                              =======    =======

 The accompanying notes are an integral part of these consolidated statements.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               2001      2000      1999
                                                              ------    ------    ------
REVENUES
  Real estate sales.........................................  $6,768    $2,171    $4,179
  Real estate rental income.................................   1,815     1,824     1,841
  Interest and dividends....................................     350       278       233
  Other.....................................................      50        92        79
                                                              ------    ------    ------
                                                               8,983     4,365     6,332
COSTS AND EXPENSES
  Cost of real estate sold..................................   3,585       560       984
  Real estate operating.....................................     115        83        40
  Depreciation and amortization.............................      96        96        96
  Interest on subordinated debentures.......................      --        --        50
  General and administrative................................   1,990     1,904     1,979
                                                              ------    ------    ------
                                                               5,786     2,643     3,149
Income before income taxes..................................   3,197     1,722     3,183
Provision (benefit) for state income taxes..................   1,358        --      (656)
                                                              ------    ------    ------
Net income..................................................  $1,839    $1,722    $3,839
                                                              ======    ======    ======
NET INCOME PER SHARE:
Basic.......................................................  $  .52    $  .50    $ 1.09
                                                              ======    ======    ======
Diluted.....................................................  $  .48    $  .46    $ 1.00
                                                              ======    ======    ======
Average shares used in computing basic net income per
  share.....................................................   3,520     3,445     3,508
Average shares and equivalents used in computing diluted net
  income per share..........................................   3,813     3,776     3,852

 The accompanying notes are an integral part of these consolidated statements.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 2001       2000       1999
                                                                -------    -------    -------
Common Stock:
  Balance at beginning of period............................    $   343    $   345    $   358
  Purchases of common stock -- par value....................         (2)        (2)       (25)
  Exercise of stock options -- par value....................         21         --         12
                                                                -------    -------    -------
  Balance at end of period..................................    $   362    $   343    $   345
                                                                =======    =======    =======
Capital Surplus:
  Balance at beginning of period............................    $14,256    $14,376    $15,887
  Purchases of common stock -- excess over par value........       (190)      (120)    (1,887)
  Exercise of stock options -- excess over par value........        509         --        376
  Benefit for income taxes from exercise of stock options...        435         --         --
                                                                -------    -------    -------
  Balance at end of period..................................    $15,010    $14,256    $14,376
                                                                =======    =======    =======
Retained Earnings:
  Balance at beginning of period............................    $10,937    $ 9,215    $ 5,376
  Net income................................................      1,839      1,722      3,839
                                                                -------    -------    -------
  Balance at end of period..................................    $12,776    $10,937    $ 9,215
                                                                =======    =======    =======
Accumulated other comprehensive income
  Balance at beginning of period............................    $   420    $   223    $   137
  Unrealized gains from marketable equity securities, net of
     income taxes...........................................         25        197         86
                                                                -------    -------    -------
  Balance at end of period..................................    $   445    $   420    $   223
                                                                =======    =======    =======
Notes receivable from employees:
  Balance at beginning of period............................    $    --    $    --    $    --
  Notes received from employees.............................       (910)        --         --
                                                                -------    -------    -------
  Balance at end of period..................................    $  (910)   $    --    $    --
                                                                =======    =======    =======
Accumulated comprehensive income:
  Balance at beginning of period............................    $11,357    $ 9,438    $ 5,513
                                                                -------    -------    -------
  Net income................................................      1,839      1,722      3,839
  Unrealized gains from marketable equity securities, net of
     income taxes...........................................         25        197         86
                                                                -------    -------    -------
  Comprehensive income for period...........................      1,864      1,919      3,925
                                                                -------    -------    -------
  Balance at end of period..................................    $13,221    $11,357    $ 9,438
                                                                =======    =======    =======

 The accompanying notes are an integral part of these consolidated statements.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2001       2000       1999
                                                              -------    -------    -------
Cash flows from operating activities:
  Net income................................................  $ 1,839    $ 1,722    $ 3,839
  Adjustments to reconcile net income to net cash used by
     operating activities:
     Gains from securities..................................       --         (2)       (22)
     Gains from sales of real estate........................   (3,183)    (1,611)    (3,195)
     Gain from sale of investment in partnership............      (15)        --         --
     Tax benefit from exercise of stock options.............      435         --         --
     Provision for deferred income taxes....................      631         --         --
     Net cash proceeds from sales of real estate............    7,815      2,152      2,638
     Real estate development costs..........................   (2,878)    (1,765)    (3,524)
     Reimbursement of real estate development costs.........    6,591      1,415      3,052
     Changes in certain assets and liabilities:
       Decrease (increase) in receivables...................       42        (33)      (149)
       Decrease in lease contract receivable................      121         39          9
       Increase (decrease) in payables and accrued
          liabilities.......................................      149       (111)       166
       Other net............................................      184         81         61
                                                              -------    -------    -------
     Adjustments to net income..............................    9,892        165       (964)
                                                              -------    -------    -------
          Net cash provided by operating activities.........   11,731      1,887      2,875
                                                              -------    -------    -------
Cash flows from investing activities:
  Purchases of marketable securities........................   (1,127)      (301)       (20)
  Proceeds from sales of marketable securities..............       --          8         25
  Proceeds from sale of investment in partnership...........      901         --         --
  Investment in partnership, net............................       26       (829)       (83)
  Return of investment in limited liability company.........       --         --        300
  Issuance of notes receivable by employees.................     (380)        --         --
                                                              -------    -------    -------
          Net cash provided (used) by investing
            Activities......................................     (580)    (1,122)       222
                                                              -------    -------    -------
Cash flows from financing activities:
  Reductions in subordinated debentures.....................     (118)      (190)    (1,345)
  Purchases of the Company's common stock...................     (192)      (122)    (1,912)
  Proceeds from exercise of stock options...................       21         --        388
                                                              -------    -------    -------
          Net cash used by financing activities.............     (289)      (312)    (2,869)
                                                              -------    -------    -------
Net increase in cash and cash equivalents...................   10,862        453        228
Cash and cash equivalents at beginning of period............    4,028      3,575      3,347
                                                              -------    -------    -------
Cash and cash equivalents at end of period..................  $14,890    $ 4,028    $ 3,575
                                                              =======    =======    =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest (net of amount
     capitalized)...........................................  $    --    $    --    $    50
                                                              =======    =======    =======
  Income taxes:
     Cash paid during the year..............................  $   292    $    54    $    69
     Cash received during the year from refunds.............       --         --       (656)
                                                              -------    -------    -------
                                                              $   292    $    54    $  (587)
                                                              =======    =======    =======
Supplemental disclosure of noncash financing activities:
  Issuance of notes receivable by employees.................      509         --         --

 The accompanying notes are an integral part of these consolidated statements.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

NOTE A -- BUSINESS

     BF Enterprises, Inc. and its subsidiaries (collectively the "Company") currently are engaged primarily in the real estate business, including the development of a large tract of land, known as Meadow Pointe, in suburban Tampa, Florida, and, as owner and landlord, leasing a 228,000 square foot building on 16 acres in Tempe, Arizona. In addition, the Company owns approximately 21 acres of undeveloped land in suburban Nashville, Tennessee.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying financial statements present the consolidated financial position of the Company and its subsidiaries as of December 31, 2001 and 2000, and the consolidated results of operations and cash flows of the Company and its subsidiaries for the years ended December 31, 2001, 2000 and 1999. All significant intercompany transactions, receivables and payables have been eliminated in consolidation.

RECLASSIFICATION

     Certain prior year balances have been reclassified to conform with the current year presentation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the results of operations during the reporting period. Actual results could differ from those estimates.

REAL ESTATE INVENTORY HELD FOR CURRENT SALE AND LAND HELD FOR FUTURE DEVELOPMENT

     Real estate inventory held for current sale and land held for future development includes land, land development and carrying costs, including real estate taxes and assessments, management fees and other costs incurred in accordance with an agreement with the Meadow Pointe project development manager. Costs are allocated to individual lots based on the specific identification or relative value method. Real estate inventory held for current sale and land held for future development is carried at the lower of cost or net realizable value. Net realizable value for financial reporting purposes is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the project may not be recoverable. Impairment is recognized when estimated expected future cash flows (undiscounted and without interest charges) are less than the carrying amount of the project. Due to uncertainties inherent in the valuation process and in the economy, it is reasonably possible that the actual sales values and profits of the Company's inventory of land held for current sale and future development could be materially different than current expectations. To the extent that an impairment has occurred, the excess of the carrying amount of such property over its estimated fair value, less estimated selling costs, will be charged to income. As of December 31, 2001, the Company's management believed that there was no impairment of the carrying value of the Property.

REAL ESTATE RENTAL PROPERTY

     Real estate rental property is stated at cost, net of accumulated depreciation, unless circumstances indicate that cost, net of accumulated depreciation, cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value. Due to uncertainties inherent in the valuation process and in the economy, it is reasonably possible that the actual results of operating and disposing of the Company's property could be materially different than current expectations.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     Depreciation is provided using the straight line method over the useful lives of the respective assets. The useful lives are as follows:

Building and Improvements...................................  40 years
Furniture and Equipment.....................................  5 to 10 years

REVENUES

     Real estate sales revenue and related profit from land sales of the Meadow Pointe project are generally recognized using the full accrual method when title has passed to the buyer, collectibility is probable, and other criteria for sale and profit recognition are satisfied in accordance with generally accepted accounting principles governing profit recognition for real estate transactions. A portion of sales proceeds are used to reimburse the Company for certain project costs incurred in accordance with an agreement with the development manager. These reimbursements are not reflected as revenue in the consolidated statement of income.

     It is the Company's policy to review and update its project projections on a regular basis and make changes in estimates to the expected sales revenue of the remaining parcels in the project, changes in use of the land available in the project, the related timing of sales, and adjustments to costs and other factors. Periodic cumulative adjustments to sales revenue and profit are made to reflect these changes in estimates. These adjustments, reflecting changes occurring during these periods, resulted in aggregate reductions in revenues and costs that reduced income before income taxes by $1,806,000 in 2001, and $935,000 in 2000 and increased income before income taxes by $127,000 in 1999. As a result of recording cumulative changes when identified, gross margins and related margin percentages, derived on a period to period basis, may not be directly comparable.

     The Company, as a lessor, retains substantially all of the benefits and risks of ownership of the properties and accounts for its leases as operating leases. Real estate rental income is recognized on a straight-line basis over the term of the leases.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include short-term investments with original maturities of 90 days or less, such as treasury bills and notes, government agency bills and notes, bank deposits, time deposits, certificates of deposit, repurchase agreements, bankers' acceptances, and commercial paper, all of which are carried at cost, which approximates fair value.

INVESTMENT IN PARTNERSHIP

     The Company's investment in a partnership was accounted for using the cost method. The Company did not hold a controlling interest in the partnership. See Note H for further discussion.

STOCK-BASED COMPENSATION

     The Company accounts for its stock-based compensation under Accounting Principles Board Opinion ("APB") No. 25. Companies that elect to employ APB No. 25 are required to disclose the pro forma net income or loss that would have resulted from using the fair value method to value stock-based compensation described in Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Note M to the financial statements contains a summary of the disclosure provisions under SFAS No. 123.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). This standard requires, among other things, recognition of future tax benefits and liabilities, measured by enacted tax rates, attributable to deductible temporary differences between the financial statement and income tax basis of assets and liabilities and to tax net operating loss and tax credit carryforwards, to the extent that realization of such benefits is more likely than not.

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. SFAS No. 133 was originally effective for fiscal years beginning after June 15, 1999, with early adoption permitted. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133" was issued which, among other things, deferred the final implementation to fiscal years beginning after June 15, 2000. SFAS No. 133 provides comprehensive guidelines for the recognition and measurement of derivatives and hedging activities and specifically requires all derivatives to be recorded on the balance sheet at fair value. Upon implementation, this pronouncement did not have a material effect on the Company's consolidated financial position, results of operations and financial statement presentation.

     In June 2001, the Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations initiated after June 30, 2001, use the purchase method of accounting. The pooling-of-interests method of accounting is prohibited except for transactions initiated before July 1, 2001. Upon implementation, this pronouncement did not have a material effect on the Company's consolidated financial position, results of operations and financial statement presentation.

     In June 2001, the FASB approved for issuance SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 142 became effective January 1, 2002, for the Company. Under SFAS No. 142, goodwill and intangible assets with indefinite lives will not be amortized but will be tested for impairment annually using a fair value approach, except under certain circumstances, and whenever there is an impairment indicator. Other intangible assets will continue to be valued and amortized over their estimated lives. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

     In June 2001, the FASB approved for issuance SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and that the associated asset retirement costs be capitalized as part of the carrying value of the related long-lived asset. SFAS No. 143 will be effective January 1, 2003 for the Company. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

     In August 2001, the FASB approved for issuance SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 broadens the presentation of discontinued operations to include more transactions and eliminates the need to accrue for future operating losses. Additionally, SFAS No. 144 prohibits the retroactive classification of assets as held for sale and requires revisions to the depreciable lives of long-lived assets to be abandoned. SFAS No. 144 became effective January 1, 2002 for the Company. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

NOTE C -- BUSINESS SEGMENTS

     The Company currently is engaged in only one business segment. The Company's net investment in and the operating results of its various real estate activities may be derived directly from the accompanying consolidated financial statements.

NOTE D -- EARNINGS PER SHARE

     Basic earnings per share is computed as earnings divided by the weighted average number of shares outstanding during the reported period, excluding the dilutive effects of stock options and other potentially dilutive securities. Diluted earnings per share gives effect to such dilutive securities. Earnings per share data for the periods reported have been computed as follows (in thousands, except per share amounts):

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2001      2000      1999
                                                           ------    ------    ------
Net income...............................................  $1,839    $1,722    $3,839
                                                           ======    ======    ======
Weighted average number of shares outstanding:
  Common stock...........................................   3,520     3,445     3,508
  Common stock equivalents -- stock options..............     293       331       344
                                                           ------    ------    ------
                                                            3,813     3,776     3,852
                                                           ======    ======    ======
Net income per share:
  Basic -- based on weighted average number of shares of
     common stock outstanding............................  $  .52    $  .50    $ 1.09
                                                           ======    ======    ======
  Diluted -- based on weighted average number of shares
     of common stock and common stock equivalents
     outstanding.........................................  $  .48    $  .46    $ 1.00
                                                           ======    ======    ======

NOTE E -- MARKETABLE SECURITIES

     The amortized cost and fair values of marketable securities available for sale as of December 31, 2001 and 2000 were as follows (in thousands):

                                              2001                                 2000
                                ---------------------------------    ---------------------------------
                                               GROSS                                GROSS
                                AMORTIZED    UNREALIZED     FAIR     AMORTIZED    UNREALIZED     FAIR
                                  COST         GAINS       VALUE       COST         GAINS       VALUE
                                ---------    ----------    ------    ---------    ----------    ------
Common Stock..................   $1,131         $722       $1,853      $887          $420       $1,307
Bond..........................      883           --          883        --            --           --
                                 ------         ----       ------      ----          ----       ------
                                 $2,014         $722       $2,736      $887          $420       $1,307
                                 ======         ====       ======      ====          ====       ======

     Unrealized gains and losses net of applicable deferred income taxes are presented in stockholders' equity, as a component of other accumulated comprehensive income.

     Proceeds from sales of securities available for sale were $8,000 in 2000 and $25,000 in 1999. There were no such sales in 2001. Gains of $2,000 and $22,000 were realized on securities sales in 2000 and 1999, respectively. Gains and losses are computed using the specific identification method.

NOTE F -- REAL ESTATE RENTAL PROPERTY

     Real estate rental property is an office building and 16 acres of land in Tempe, Arizona. In 1995, the Company entered into a new 10-year net lease with Bank One, Arizona, NA, a subsidiary of Banc One Corporation. The lease provided for the phased occupancy and rental of space by Bank One during 1995, with

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

rental of the entire premises commencing January 1, 1996. At December 31, 2001, contractual rental amounts from the lease with Bank One are projected as $1,953,600 in 2002, $1,975,600 in 2003, $1,980,000 in 2004 and $330,000 for the
two months ending February 28, 2005.

     On January 1, 1996, in accordance with accounting principles generally accepted in the United States, the Company began amortizing on a straight-line basis (1) income from the lease with Bank One, resulting in annual real estate leasing income of $1,815,000 for the period ending February 28, 2005, and (2) a related $423,000 advisory fee with annual amortization expense of $46,000 over the same period.

     Real estate rental property for the years ended December 31, 2001 and 2000 was as follows (in thousands):

                                                  ACCUMULATED
                                         COST     DEPRECIATION     NET
                                        ------    ------------    ------
2001..................................  $4,470       $2,356       $2,114
                                        ======       ======       ======
2000..................................  $4,470       $2,305       $2,165
                                        ======       ======       ======

NOTE G -- REAL ESTATE INVENTORY HELD FOR CURRENT SALE AND LAND HELD FOR FUTURE
          DEVELOPMENT

     At December 31, 2001, real estate inventory held for current sale and land held for future development consisted primarily of approximately 143 acres of the 1,724 acres originally included in the Company's master-planned, mixed use development known as Meadow Pointe near Tampa, Florida. The parcels within this project are in various stages of development. Parcels on which the Company has completed substantially all of its development activities are considered to be held for current sale. Parcels on which development is not yet complete are considered to be held for future development. These assets were carried at a cost of $8,431,000 at December 31, 2001 and $16,843,000 at December 31, 2000.
The Company believes that the current fair value of these assets is greater than their carrying value.

     Two community development districts, both local units of Florida special purpose government, were formed in conjunction with the development of Meadow Pointe. These districts, whose jurisdiction is limited to the Meadow Pointe project, together encompass all of the 1,724 acres within the project. During the period February 1992 through May 2000, the two community development districts issued an aggregate $79.6 million of capital improvement revenue bonds, of which approximately $24 million was outstanding at December 31, 2001. All of these bonds were issued to finance the acquisition of property, and the construction of roads, utilities, recreation facilities and other infrastructure systems.

     Approximately $22 million of the capital improvement revenue bonds issued by the districts are payable in equal annual installments of principal and interest over 20 years. The balance of the bonds are payable over a fixed term, but must be prepaid in part each time a developed lot or other land is sold. Annual bond installments are paid by special assessments levied against individual parcels of land within the district areas. These special assessments are collected either directly by the districts or by the Pasco County Assessor, in the same manner as county property taxes, on behalf of the districts. The outstanding bonds are secured by a first lien upon and pledge of the special assessments. If any parcel owner, including the Company's subsidiaries (until such time as their land has been developed and sold or otherwise transferred), but excluding the districts and the county, fails to make payment of an assessment, then such owner's parcel will become subject to a lien which may ultimately be foreclosed for nonpayment. As of December 31, 2001, parcels of land owned by the Company's subsidiaries were subject to bonds in the principal amount of approximately $10 million. These bonds are not reflected on the Company's Consolidated Balance Sheets. Bond assessments will be paid by the Company if, as and when required.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     The two community development districts have purchased land from one of the Company's subsidiaries for use in the construction of roads, ponds, conservation areas and neighborhood parks. The Company has accounted for payments it received from the two districts in connection with those transactions, as of the date received, as reductions in the carrying value of all property to be developed within the district areas.

NOTE H -- INVESTMENT IN PARTNERSHIP

     In October 1999, the Company formed a new subsidiary, Meadow Pointe East, LLC ("MPE") to act as one of two general partners in a partnership to develop a 2,000 acre tract of land adjacent to Meadow Pointe, tentatively identified as Meadow Pointe East. In September 2001, the Company withdrew from the development of Meadow Pointe East by selling its interest in MPE to two Florida real estate development companies for $901,000, an amount equal to MPE's loan to the partnership, including accrued, but unrecorded, interest. The sale resulted in a gain of $15,000 that is included in Other Revenues in the accompanying consolidated statements of income.

NOTE I -- INCOME TAXES

     The Company's provision for income taxes of $1,358,000 for the year ended December 31, 2001, consisted of $358,000 for current federal income taxes, $90,000 for current federal alternative minimum taxes, $279,000 for current state income taxes and $631,000 for deferred federal and state income taxes. The Company did not include a provision for income taxes in the consolidated statement of operations for the years ended December 2000 and 1999 because it realized the benefits, respectively, of $636,000 and $1,067,000 of deferred tax assets, which had been previously fully reserved.

     In February 1996, the Company's predecessor, on behalf of the Company, filed a complaint against the California Franchise Tax Board (the "FTB") for a refund of assessed income taxes and accrued interest for the year ended December 31, 1981. The suit arose out of the FTB's assessment for 1981 taxes, based on its contention that a loss attributable to the 1981 acquisition by the Company's predecessor of a warrant for the purchase of its common stock should have been treated as a business deduction rather than a non-business deduction. The Company appealed the FTB's assessment to the California State Board of Equalization, which denied the appeal in July 1994. In March 1995, the Company made payment to the FTB of the assessment and accrued interest and filed a request for refund in the full amount of that payment. The amount the Company paid to the FTB, after reimbursement by the Company's predecessor of the related federal and state income tax benefits, was approximately $400,000. The Company's request for refund was denied and the action described above was filed. In May 1997, the Court granted the FTB's motion for summary judgement and dismissed the Company's action. The Company filed an appeal of the judgement with a California Court of Appeal. In late 1998, the Appellate Court unanimously upheld the Company's position. The Appellate Court ordered reimbursement to the Company of the entire amount originally paid to the FTB, plus interest to date of reimbursement. Reimbursement of $926,000 was received from the FTB in April 1999. In March 1999, the Company recorded a state income tax benefit of $656,000, after deduction of related federal and state income taxes of $270,000 that are the liability of the Company's predecessor.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     As of December 31, 2001 and 2000, the Company had recorded the following net deferred tax liabilities and assets:

                                                           TAX EFFECT
                                             --------------------------------------
                                               DECEMBER 31,         DECEMBER 31,
                                                   2001                 2000
                                             -----------------    -----------------
                                                         (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards.........       $ 1,890              $ 3,743
  Federal Alternative Minimum Tax
     Credits...............................           263                  178
Deferred tax liabilities:
  Land basis...............................        (2,376)              (3,397)
  Unrealized securities gains..............          (277)                  --
  Effect of accelerated depreciation.......          (237)                (224)
  Other....................................             3                 (126)
                                                  -------              -------
Net deferred tax (liabilities) assets......       $  (734)             $   174
                                                  =======              =======

     Following is a reconciliation from the expected federal statutory income tax rate to the effective tax rate, expressed as a percentage of pre-tax income, for the years ended December 31, 2001, 2000 and 1999:

                                                                 YEAR ENDED DECEMBER 31,
                                                                -------------------------
                                                                2001      2000      1999
                                                                -----    ------    ------
Expected federal statutory income tax rate..................    34.0%     34.0%     34.0%
State income taxes, net of federal tax benefit..............     4.5%      3.9%      3.2%
Adjustment to valuation of state net operating loss
  carryforwards.............................................     4.6%       --        --
Refund of prior year's state income tax.....................      --        --     (20.6)%
Utilization of deferred tax assets..........................      --     (37.9)%   (37.2)%
Other.......................................................    (0.6)%      --        --
                                                                ----     -----     -----
Effective tax rate..........................................    42.5%      0.0%    (20.6)%
                                                                ====     =====     =====

     At December 31, 2001, the Company had available for federal income tax purposes unused operating loss carryforwards of approximately $5,100,000 which will expire as follows (in thousands):

2007........................................................  $  600
2008........................................................   2,200
2009........................................................     100
2010........................................................     800
2013........................................................   1,400

NOTE J -- SUBORDINATED DEBENTURES

     In connection with a corporate reorganization in June 1987, pursuant to which the Company took transfer of certain businesses, the Company also assumed related liabilities, including the obligations with respect to five series of subordinated debentures. All five series of subordinated debentures have matured. At December 31, 2001 and 2000, respectively, $48,000 and $166,000 of these debentures had not been redeemed and were included in payables and accrued liabilities in the accompanying consolidated financial statements. At December 31, 2001, the Company had outstanding a $100,000 letter of credit for the benefit of the debenture trustee in connection with principal payments on the Series E debentures. This letter of credit secures the Company's obligations to pay the outstanding principal of, and accrued interest on, those debentures upon presentment thereof in accordance with the indenture governing the debentures.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     At December 31, 1999, the date of maturity of the Company's Floating Rate Subordinated Debentures the Company deposited with the Paying Agent and Trustee, $719,000, the amount required for redemption of all floating rate debentures outstanding at that date. These debentures therefore do not appear on the Company's consolidated balance sheets at December 31, 2001 and 2000. Up to the date of maturity, the interest rate for the floating rate debentures was variable and equal to 1% above the average monthly yield on three-month United States Treasury bills, subject to a minimum of 7% per annum and a maximum of 10% per annum. The average interest rate for these debentures was 7% for the year ended December 31, 1999.

NOTE K -- COMMITMENTS AND CONTINGENCIES

RENTAL COMMITMENTS

     Rental expense, primarily for office premises, amounted to $98,000, $79,000 and $76,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company's projected minimum rental commitments under two office leases, one in San Francisco, California which, as amended, commenced on February 1, 1999 and expires on January 31, 2004 and another in Palm Beach, Florida, which commenced February 1, 2002 and expires on February 28, 2007, are:

2002......................................................  $102,000
2003......................................................   105,000
2004......................................................    39,000
2005......................................................    33,000
2006......................................................    33,000
2007......................................................     6,000

LEGAL MATTERS

     The Company is involved from time to time in legal actions arising in the normal course of business. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the financial position, results of operations or cash flows of the Company.

ENVIRONMENTAL MATTERS

     The Company follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company's results of operations and cash flow.

GENERAL UNINSURED LOSSES

     The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable, or not economically insurable. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a property.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

NOTE L -- STOCKHOLDERS' EQUITY

     From time to time, the Company purchases shares of its common stock in the open market. In 2001, 2000 and 1999 the Company purchased an aggregate of the following number of shares of its common stock, primarily in open market transactions: 22,200 shares for $192,000 in 2001, 15,760 shares for $122,000 in 2000, 247,500 shares for $1,912,000 in 1999.

     In 2001, five of the Company's employees exercised options for the purchase of 212,000 shares of the Company's common stock. The Company received proceeds from the exercises of the options of (1) $21,000 cash and (2) notes for $889,000 which included $380,000 for withholding taxes resulting from the option exercises. Interest of $21,000 was accrued on the notes as of December 31, 2001. All notes are full-recourse and are secured by the shares issued in connection with the option exercises. Interest rates range from 4.59% to 5.12% per annum and are equal to the Applicable Federal Rates in effect at the time the notes were issued. Interest on the notes is due annually on the anniversary date of each note and principal of the notes and accrued but unpaid interest is due on the earlier of (1) the fifth anniversary of the issuance of each note or (2) the sale of the shares purchased in connection with the exercise of options. In 1999 an officer of the Company and two trusts, of which the widow of a former officer is a trustee, exercised options for the purchase of an aggregate of 119,500 shares of the Company's common stock. The Company received proceeds of $388,000 from the exercise of these options. No options were exercised in 2000.

NOTE M -- STOCK PLANS

     The Company's 1997 Long-Term Incentive Plan (the "1997 Plan") provides for the granting of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, stock payments and deferred stock to employees, who may also be directors of the Company. The Company's 1993 Long-Term Equity Incentive Plan (the "1993 Employee Plan") and Amended and Restated Management Incentive Compensation Plan (the "Original Employee Plan") govern certain non-qualified stock options issued to officers and employees prior to adoption of the 1997 Plan; no new grants of options or other stock rights may be made under the 1993 Employee Plan or the Original Employee Plan. The Company's 1994 Stock Option Plan for Outside Directors (the "1994 Director Plan"), provides for the grant of stock options to those of its directors who are not employed by the Company (the "Outside Directors").

     The 1997 Plan, the 1993 Employee Plan and the Original Employee Plan are administered by the Board of Directors or a committee (the "Committee"), composed of not less than two directors who are disinterested persons. The Committee selects participants in the 1997 Plan and determines the number of shares subject to the options and other stock rights granted pursuant to that plan, and the terms of those options and other rights.

     The 1994 Director Plan replaced the Company's Non-Employee Directors' Option Plan (the "Original Director Plan"). Under the Original Director Plan, each Outside Director was automatically granted, upon election as a director, a non-qualified option for 5,000 shares of the Company's common stock. All of the options which were granted under the Original Director Plan have been exercised. No new options may be granted under the Original Director Plan.

     Pursuant to the 1994 Director Plan, any person who becomes an Outside Director is to be granted a non-qualified option to purchase 5,000 shares of the Company's common stock, the grant to be effective on the date of his or her election or appointment as an Outside Director, and each Outside Director who has served as such for at least one year will also receive an option to purchase 2,000 shares of the Company's common stock on the date of each annual meeting of stockholders at which he or she is reelected a director. In accordance with the 1994 Director Plan, two Outside Directors were granted options for 5,000 shares each upon approval of the plan in May 1994 and subsequently received options for 2,000 shares each on the dates of the annual

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

meetings of stockholders in May of each of the years 1995 through 2001. Another Outside Director was granted, at the time of his appointment in October 1996, a non-qualified option to purchase 5,000 shares of the Company's common stock, and, in accordance with the 1994 Director Plan, subsequently received options for 2,000 shares on the date of the annual meeting of stockholders in May of each of the years 1998 through 2001. All options granted pursuant to the 1994 Director Plan have a per share exercise price equal to the fair market value of the Company's common stock on the grant date.

     The Company does not recognize any compensation expense related to the options that it grants as they are all exercisable at the fair value of the Company's stock on the date of grant. This method of accounting for options is in accordance with Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees"(APB 25). In 1996 the FASB established a second, preferred, method of accounting for compensation awarded through options which applies an option pricing theory to measuring option compensation. This method of accounting is set forth in Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). SFAS 123 permits the continued application of the method employed under APB 25. Had compensation costs for the Company's option plans been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts as of December 31, 2001, 2000, and 1999 (in thousands, except per share amounts):

                                         2001      2000      1999
                                        ------    ------    ------
Net income:     As reported             $1,839    $1,722    $3,839
                SFAS 123 adjustment        (22)      (14)     (147)
                                        ------    ------    ------
                Pro forma               $1,817    $1,708    $3,692
                                        ======    ======    ======
Diluted income
per share:      As reported             $  .48    $  .46    $ 1.00
                SFAS 123 adjustment        .00      (.01)     (.04)
                                        ------    ------    ------
                Pro forma               $  .48    $  .45    $  .96
                                        ======    ======    ======

     As of December 31, 2001 and March 1, 2002, 361,500 shares were available for future grant under the 1997 Plan, 49,000 shares were available for future grant under the 1994 Director Plan and 624,500 of the stock options granted under these plans were exercisable. The options expire 10 years following their grant. Options granted under the 1997 Plan are fully vested at the date of grant. Options granted pursuant to the 1994 Director Plan, and granted prior to May 27, 1998, vested at the rate of 25% per year, for each of the first four years. On May 27, 1998, the Board of Directors amended the 1994 Director Plan to provide that all options granted on and after that date become fully vested on the date of grant.

     The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999:

                                                           2001       2000       1999
                                                          -------    -------    -------
Risk free interest rate.................................   3.6%       5.0%       6.3%
Expected dividend yield.................................   none       none       none
Expected life of options................................  3 years    4 years    5 years
Expected volatility.....................................   36.9%      29.5%      26.3%

     Based on these assumptions, the weighted average fair value of options granted would be calculated as $2.47 in 2001, $2.35 in 2000 and $2.65 in 1999.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     A summary of the status of the Company's stock option plans at December 31, 2001, 2000 and 1999 and changes during the years then ended is presented in the table below:

                                               2001                  2000                   1999
                                       --------------------   -------------------   --------------------
                                                  WEIGHTED-             WEIGHTED-              WEIGHTED-
                                                   AVERAGE               AVERAGE                AVERAGE
                                                  EXERCISE              EXERCISE               EXERCISE
                                       OPTIONS      PRICE     OPTIONS     PRICE     OPTIONS      PRICE
                                       --------   ---------   -------   ---------   --------   ---------
Outstanding at Beginning of Year.....   833,000     $4.88     827,000     $4.86      904,000     $4.54
Granted..............................     9,000      8.43       6,000      7.50       55,500      7.29
Exercised............................  (212,000)     2.50          --        --     (119,500)     3.25
Expired..............................    (5,500)     7.25          --        --      (13,000)     8.27
                                       --------               -------               --------
Outstanding at End of Year...........   624,500      5.70     833,000      4.88      827,000      4.86
                                       ========               =======               ========
Exercisable at End of Year...........   624,500      5.70     833,000      4.88      826,000      4.85
                                       ========               =======               ========

     The following table summarizes information about stock options outstanding at December 31, 2001:

                                                    OPTIONS OUTSTANDING AND EXERCISABLE
                                              ------------------------------------------------
                                                  NUMBER             WEIGHTED        WEIGHTED-
                                              OUTSTANDING AND        AVERAGE          AVERAGE
                                              EXERCISABLE AT        REMAINING        EXERCISE
          RANGE OF EXERCISE PRICES               12/31/01        CONTRACTUAL LIFE      PRICE
          ------------------------            ---------------    ----------------    ---------
$2.88.......................................      176,000           1.87 years         $2.88
$3.87 to $4.75..............................       94,000           3.80 years          4.66
$5.87 to $6.25..............................      103,000           4.86 years          6.23
$7.25 to $9.00..............................      251,500           6.84 years          7.88
                                                  -------
                                                  624,500
                                                  =======

NOTE N -- SUBSEQUENT EVENTS

     In March 2002, the Company signed a letter of intent with Devco II Corporation ("Devco"), the development manager of its Meadow Pointe project near Tampa, Florida. Under the terms of this letter, Devco will receive a fee equal to five percent of the sales prices as shown on the settlement statements upon closing of all remaining land parcels at Meadow Pointe subsequent to January 1, 2002. In addition, Devco will be eligible to receive up to $300,000 in bonus payments if sales of certain parcels are sold no later than December 31, 2004. Effective January 1, 2002, Devco is not entitled to receive any additional fee or expense reimbursements from the Company or from either of the two Meadow Pointe community development districts (see Note G). Based on current sales projections and the expectation that the entire $300,000 bonus is achieved, the Company will pay to Devco approximately $1.3 million under this arrangement between 2002 and 2004.

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                     BF ENTERPRISES, INC. AND SUBSIDIARIES
                               DECEMBER 31, 2001
                             (THOUSANDS OF DOLLARS)

                                                                                                                        LIFE ON
                         INITIAL COST TO        GROSS AMOUNT AT WHICH                                                    WHICH
                             COMPANY          CARRIED AT CLOSE OF PERIOD                                             DEPRECIATION
                       -------------------   ----------------------------                                              IN LATEST
                               BUILDINGS             BUILDINGS                                                       STATEMENTS OF
                                  AND                   AND                 ACCUMULATED      DATE OF        DATE     OPERATIONS IS
     DESCRIPTION       LAND   IMPROVEMENTS   LAND   IMPROVEMENTS   TOTAL    DEPRECIATION   CONSTRUCTION   ACQUIRED     COMPUTED
     -----------       ----   ------------   ----   ------------   ------   ------------   ------------   --------   -------------
Office Building --
  Tempe, Arizona.....  $736      $3,734      $736      $3,734      $4,470      $2,356          1977         1977       40 Years
                       ====      ======      ====      ======      ======      ======          ====         ====       ========

---------------

Notes:

(1) For Federal income tax purposes at December 31, 2001, real estate was carried at a cost of $1,497,000.

(2) Reconciliation of "Real Estate and Accumulated Depreciation":

                                                                 {YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------------------
                                             2001                          2000                          1999
                                  --------------------------    --------------------------    --------------------------
                                  INVESTMENT    ACCUMULATED     INVESTMENT    ACCUMULATED     INVESTMENT    ACCUMULATED
                                    AMOUNT      DEPRECIATION      AMOUNT      DEPRECIATION      AMOUNT      DEPRECIATION
                                  ----------    ------------    ----------    ------------    ----------    ------------
Balance at beginning of year....    $4,470         $2,305         $4,470         $2,254         $4,470         $2,203
Additions:
  Depreciation charged to costs
    and expenses................                       51                            51                            51
                                    ------         ------         ------         ------         ------         ------
Balance at end of year..........    $4,470         $2,356         $4,470         $2,305         $4,470         $2,254
                                    ======         ======         ======         ======         ======         ======

                              CORPORATE DIRECTORY

                                   DIRECTORS

BRIAN P. BURNS
Chairman of the Board, President and Chief Executive Officer of the Company

DANIEL S. MASON
Managing Partner of Zelle, Hofmann, Voelbel, Mason & Gette, a San Francisco law firm

RALPH T. MCELVENNY, JR.
Chairman of the Board and Chief Executive Officer of Golden Oil Company, a natural resources exploration and production company

CHARLES E.F. MILLARD
Managing Partner of Millard/O'Reilly
Enterprises, a real estate, investment and consulting firm

PAUL WOODBERRY
Executive Vice President and Chief Financial Officer of the Company, and consultant to Alleghany Corporation, an asset management company

                                    OFFICERS

BRIAN P. BURNS
Chairman of the Board, President and Chief Executive Officer

PAUL WOODBERRY
Executive Vice President and Chief Financial Officer

STUART B. ARONOFF
Senior Vice President -- Operations

S. DOUGLAS POST
Vice President and Treasurer

CAROL L. YOUNG
Secretary

LINDA J. PAPCIAK
Assistant Secretary

                                     OFFICE

100 Bush Street, Suite 1250
San Francisco, California 94104
(415) 989-6580
(Principal Office)

                       REGISTRAR AND STOCK TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572

[X] PLEASE MARK VOTES           REVOCABLE PROXY
    AS IN THIS EXAMPLE          BF ENTERPRISES, INC.


                          PROXY SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS
                                  MAY 14, 2002

  The undersigned hereby appoints Brian P. Burns and Daniel S. Mason, or either of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of BF Enterprises, Inc. (the "Company") to be held on May 14, 2002 in Tampa, Florida, at 9:30 a.m., eastern daylight time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held on record by the undersigned on March 29, 2002 as directed below, and in their discretion upon such other matters as may come before the meeting.

1. NOMINEES:  Brian P. Burns                    For      Withhold    For All
              Daniel S. Mason                   All        All       Nominees
              Ralph T. McElvenny, Jr.         Nominees   Nominees     Except
              Charles E. F. Millard             [ ]        [ ]         [ ]
              Paul Woodberry


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Nominees Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1.

  Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.

Date:
     -----------------------


----------------------------      -----------------------------------
  Stockholder sign above            Co-holder (if any) sign above


--------------------------------------------------------------------------------
[UP ARROW]         DETACH ABOVE CARD, SIGN, DATE AND MAIL             [UP ARROW]
                      IN POSTAGE PAID ENVELOPE PROVIDED.

                               BF ENTERPRISES,INC.


  NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE,
                           WHICH REQUIRES NO POSTAGE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.



---------------------------

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